EXHIBIT 21

THE L.S. STARRETT COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

JUNE 25, 2005

The parent company, The L.S. Starrett Company, incorporated in Massachusetts, has the following active subsidiaries, all of which are wholly owned:

Fiscal Year End

Starrett Securities Corporation	Incorporated in Massachusetts	Last Sat. in June

Evans Rule Company, Inc.	Incorporated in New Jersey	Last Sat. in June

The L.S. Starrett Co. of Canada Limited	Incorporated in Canada	Last Sat. in June

The L.S. Starrett Company Limited	Incorporated in Scotland	May 31

Starrett Industria e Commercio Ltda.	Incorporated in Brazil	May 31

Level Industries, Inc.	Incorporated in Massachusetts	Last Sat. in June

Starrett Tools (Suzhou) Co., Ltd.	Incorporated in China	May 31

Starrett Tools (Shanghai) Co., Ltd.	Incorporated in China	May 31

The L.S. Starrett Company of Australia Pty. Ltd.	Incorporated in Australia	June 30

The L. S. Starrett Company of Mexico, S.de R.L. de C.V.	Incorporated in Mexico	June 30

Starrett Metrology Services, Inc.	Incorporated in Delaware	Last Sat. in June